                                                                     EXHIBIT 11


                TRANSCRYPT INTERNATIONAL, INC. AND SUBSIDIARIES
                  COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                           (As Restated, See Note 2)


                                                 Year Ended December 31,
                                              ------------------------------
                                                 1996               1995
                                              -----------        -----------
Pro Forma Net Loss (In thousands)             $   (4,114)        $   (8,677)

                                            PRO FORMA NET LOSS PER SHARE-BASIC

Shares used in this computation:
  Weighted average common shares-Basic         6,783,078          6,783,078
                                              ==========         ==========
  Pro forma net loss per share-Basic          $    (0.61)        $    (0.12)
                                              ==========         ==========

                                           PRO FORMA NET LOSS PER SHARE-DILUTED

Shares used in this computation:
  Weighted average common shares-Basic         6,783,078          6,783,078
Dilutive effect of shares under employee
  stock plans*                                        --                 --
                                              ----------         ----------
Weighted average common shares-Diluted         6,783,078          6,783,078
                                              ==========         ==========
Pro forma net loss per share-Diluted          $    (0.61)        $    (0.12)
                                              ==========         ==========


* Common stock equivalents were not included as their effect would be anti-dilutive.